Exhibit 3.1

THE BOEING COMPANY

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

THE BOEING COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The original Certificate of Incorporation was filed with the Secretary of State of Delaware on July 19, 1934, and the name under which it was originally incorporated is Boeing Airplane Company.

2. The following Amended and Restated Certificate of Incorporation was duly proposed by the Corporation’s Board of Directors and adopted by the Corporation’s stockholders in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware:

FIRST: The name of the Corporation is THE BOEING COMPANY.

SECOND: Its registered office or place of business in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent is Corporation Service Company, and the address of said registered agent is 2711 Centerville Road, Suite 400, in said City of Wilmington.

THIRD: The nature of the business, or objects or purposes to be transacted, promoted, or carried on, are those necessary to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock of all classes which the Corporation shall have authority to issue is 1,220,000,000 shares, of which 20,000,000 shares shall be Preferred Stock of the par value of $1 each (hereinafter called “Preferred Stock”) and 1,200,000,000 shares shall be Common Stock of the par value of $5 each (hereinafter called “Common Stock”).

The designations and the powers, preferences, and rights and the qualifications, limitations, or restrictions thereof of the shares of each class are as follows:

1. The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

2. Authority is hereby expressly granted to the Board of Directors of the Corporation, subject to the provisions of this Article FOURTH and to the limitations prescribed by law, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences, and relative, participating, optional, or other special rights and the qualifications, limitations, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include but not be limited to the determination or fixing of the following:

(a) The designation of such series.

(b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(c) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices, and other terms and conditions of such redemption.

(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.

(e) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.

(f) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise.

(g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.

(h) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

3. Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, the holders of any such series shall have no voting power whatsoever. Subject to such restrictions as may be stated in the resolution or resolutions of the Board of Directors providing for the issue of any series of Preferred Stock, any amendment to the Certificate of Incorporation which shall increase or decrease the authorized stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the stock of the Corporation entitled to vote for the election of directors (“Voting Stock”).

4. No holder of stock of any class of the Corporation shall have, as such holder, any preemptive or preferential right of subscription to any stock of any class of the Corporation or to any obligations convertible into stock of the Corporation, issued or sold, or to any right of subscription to, or to any warrant or option for the purchase of any thereof, other than such (if any) as the Board of Directors of the Corporation, in its discretion, may determine from time to time.

5. The Corporation may from time to time issue and dispose of any of the authorized and unissued shares of Common Stock or of Preferred Stock for such consideration not less than its par value, as may be fixed from time to time by the Board of Directors, without action by the stockholders. The Board of Directors may provide for payment therefor to be received by the Corporation in cash, property, or services. Any and all such shares of the Preferred or Common Stock of the Corporation the issuance of which has been so authorized, and for which consideration so fixed by the Board of Directors has been paid or delivered, shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon.

6. Effective as of August 1, 1966, the stock of the Corporation is changed to eliminate all fractions of one share that may then exist. In lieu of each such fraction of one share there is created a money obligation of the Corporation in an amount equal to said fraction multiplied by the closing price per share of such stock on the New York Stock Exchange on August 1, 1966, such amount to be paid by the Corporation after such date to the person or persons entitled thereto conditioned only upon the surrender of the fractional share certificate to the Corporation’s Transfer Agent. No money obligation or payment provided for in this paragraph shall be a charge upon or against the capital stock account of the Corporation.

FIFTH: The minimum amount of capital with which the Corporation will commence business is One Thousand Dollars.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts.

EIGHTH: Any action by stockholders of the Corporation shall be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote upon such action unless such action shall have been submitted to the stockholders after approval by the affirmative vote of a majority of the Continuing Directors. For purposes of Article EIGHTH and Article TENTH hereof and Articles I, II and VIII of the By-Laws of the Corporation, the following definitions shall apply:

1.	A “Continuing Director” is a member of the Board of Directors of the Corporation who was a director prior to May 5, 2004, or any director who was recommended for election or elected by the Continuing Directors. Any action to be taken by the Continuing Directors shall require the affirmative vote of a majority of the Continuing Directors.

2.	An “Interested Stockholder” is a Person other than the Corporation who is the beneficial owner of ten percent or more of the Voting Stock as defined in Article FOURTH of the Certificate of Incorporation. For purposes of determining whether a Person is an Interested Stockholder (i) the number of shares of Voting Stock deemed to be owned by the Interested Stockholder shall include shares deemed owned through application of the preceding sentence together with Voting Stock that may be issuable pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, warrants, or options, or otherwise and (ii) the number of shares of Voting Stock deemed to be outstanding shall not include any shares of Voting Stock that may be issuable pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, warrants, or options, or otherwise.

3.	A “Person” is a natural person or a legal entity of any kind, together with any Affiliate of such person or entity, or any person or entity with whom such person, entity, or an Affiliate has any agreement or understanding relating to acquiring, voting, holding, or disposing of Voting Stock. “Affiliate” and “beneficial owner” are used herein as defined in Rule 12b-2 and Rule 13d-3, respectively, under the Securities Exchange Act of 1934 as in effect on the date of approval of this paragraph by the stockholders of the Corporation. The term “Affiliate” as used herein shall exclude the Corporation, but shall include the definition of “associate” as contained in said Rule 12b-2.

NINTH: Subject to the provisions of the laws of the State of Delaware, the following provisions are adopted for the management of the business and for the conduct of the affairs of the Corporation, and for defining, limiting, and regulating the powers of the Corporation, the directors, and the stockholders:

(a) The books of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

(b) The business of the Corporation shall be managed by its Board of Directors, and the Board of Directors shall have power to exercise all the powers of the Corporation, including (but without limiting the generality hereof) the power to create mortgages upon the whole or any part of the property of the Corporation, real or personal, without any action of or by the stockholders, except as otherwise provided by statute or by the By-Laws.

(c) The number of the directors shall be fixed by the By-Laws, subject to alteration from time to time by amendment of the By-Laws either by the Board of Directors or the stockholders. An increase in the number of directors shall be deemed to create vacancies in the Board, to be filled in the manner provided in the By-Laws. Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed in such manner as shall be provided in the By-Laws.

(d) The Board of Directors shall have power to make and alter By-Laws, subject to such restrictions upon the exercise of such power as are contained in this Certificate or the By-Laws.

(e) The Board of Directors shall have power, in its discretion, to fix, determine, and vary from time to time the amount to be retained as surplus and the amount or amounts to be set apart out of any of the funds of the Corporation available for dividends as working capital or a reserve or reserves for any proper purpose, and to abolish any such reserve in the manner in which it was created.

(f) The Board of Directors shall have power, in its discretion, from time to time to determine whether and to what extent and at what times and places and under what conditions and regulations the books and accounts of the Corporation, or any of them, other than the stock ledger, shall be open to the inspection of stockholders; and no stockholder shall have any right to inspect any account, book, or document of the Corporation, except as conferred by law or authorized by resolution of the directors or the stockholders.

(g) Upon any sale, exchange, or other disposal of the property and/or assets of the Corporation, payment therefor may be made either to the Corporation or directly to the stockholders in proportion to their interests, upon the surrender of their respective stock certificates, or otherwise, as the Board of Directors may determine.

(h) The right to cumulate votes in the election of directors shall not exist with respect to shares of stock of the Corporation.

(i) In case the Corporation shall enter into any contract or transact any business with one or more of its directors, or with any firm of which any director is a member, or with any corporation or association of which any director is a stockholder, director, or officer, such contract or transaction shall not be invalidated or in any way affected by the fact that such director has or may have an interest therein which is or might be adverse to the interests of the Corporation, even though the vote of such director might have been necessary to obligate the Corporation upon such contract or transaction; provided, that the fact of such interest shall have been disclosed to the other directors or the stockholders of the Corporation, as the case may be, acting upon or with reference to such contract or transaction.

(j) Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three- fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH: The Corporation reserves the right to amend, alter, change, add to, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; and all rights herein conferred are granted subject to this reservation.

ELEVENTH: To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article ELEVENTH shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has signed this Certificate this 5th day of May, 2006.

THE BOEING COMPANY

By:	/s/ James C. Johnson
James C. Johnson
Corporate Secretary